Exhibit 99.1
May 29, 2007
Board of Directors
TD Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127
Attention: J. Joe Ricketts, Chairman and Joseph H. Moglia, CEO
VIA FACSIMILE AND OVERNIGHT DELIVERY
Gentlemen,
     Funds managed by JANA Partners LLC and by S.A.C. Capital Advisors, LLC, respectively, have an aggregate economic interest in approximately 50 million shares of TD Ameritrade Holding Corporation (“TD Ameritrade” or the “Company”), equivalent to 8.4% of the outstanding shares. As we assume you are aware, a fund managed by JANA and a fund managed by SAC have each filed requests for permission under the antitrust laws to substantially increase their respective direct ownership positions. You also may be aware that we have spoken to Company representatives, including W. Edmund Clark.
     Based on our due diligence, we believe that TD Ameritrade can dramatically increase long-term shareholder value through a combination with E*Trade Financial (“E*Trade”) or Charles Schwab (“Schwab”). However, we believe that representatives of The Toronto-Dominion Bank (“Toronto-Dominion”) on TD Ameritrade’s Board of Directors (the “Board”), despite glaring and untenable conflicts of interest, may be standing in the way of this result for shareholders. The conflicts arise primarily from the disconnect between the interests of Toronto-Dominion, which views its significant ownership and influence on the Company as being critical to its U.S. strategy and necessary to maintain favorable accounting treatment, and the best interests of the majority of shareholders, who seek maximum value for their shares.
     We believe that the only way to remedy this situation is for the Board to create a special committee, without interference by the directors selected by Toronto-Dominion, to oversee the immediate pursuit of a strategic combination. While Toronto-Dominion, as a 40% shareholder, will of course have a large say in whether any strategic transaction ultimately recommended by the Board will be approved, we believe its concerns should not be a gating item when considering strategic alternatives because a majority of shareholders would, we believe, approve such a combination even over Toronto-Dominion’s objections if given the opportunity. On the other hand, if Toronto-Dominion wishes to insist on dictating strategy for the Company based on its own needs, it has the option to make a bid for the remaining equity and pay shareholders full and fair value. In such event, a legitimate sale process would also facilitate the special committee’s determination of fair value.
     The most basic fiduciary duties of loyalty and good faith dictate that Toronto-Dominion’s Board representatives not use their Board seats to advance Toronto-Dominion’s interests, and recuse themselves from matters in which the interests of TD Ameritrade’s shareholders conflict with those of Toronto-Dominion. The risks of such conflicts involving Toronto-Dominion are even acknowledged in the Company’s annual report to shareholders. Moreover, such potential conflicts undoubtedly prompted the requirement in the agreement among the Company’s largest shareholders requiring a committee independent of Toronto-Dominion to consider certain matters in which Toronto-Dominion is interested. We would therefore expect each member of the Board to have a heightened sensitivity to such conflicts and make every effort to ensure that Toronto-Dominion’s interests are not given disproportionate weight over the interests of the remaining majority of TD Ameritrade shareholders.
     We believe, however, that Mr. Clark and perhaps other Toronto-Dominion Board representatives have impeded the possibility of potential strategic transactions by erasing the lines between their roles as representatives of Toronto-Dominion and directors of TD Ameritrade, putting Toronto-Dominion’s strategic desires in such a transaction above their duty to obtain the best result for all of TD Ameritrade’s shareholders. While Toronto-Dominion may desire to maintain outsized ownership and board representation in any combined entity, terms which are completely unrelated to maximizing value for TD Ameritrade shareholders, the Board’s fiduciary obligations are owed to all shareholders. Despite Mr. Clark’s assertions that the interests of Toronto-Dominion and the Company’s shareholders are aligned, we believe that Toronto-Dominion’s wish to condition any combination on furthering its own strategic benefit clearly belies this claim. Therefore, we believe that allowing Toronto-Dominion’s representatives to influence discussions or negotiations regarding possible strategic transactions, absent clear safeguards to ensure that Toronto-Dominion’s interests do not deprive all other shareholders of maximum value, would represent a clear breach of fiduciary duty.
     As set forth below, the benefits which stand to be gained from a strategic combination with Schwab or E*Trade include cost and revenue synergies, strategic benefits and the opportunity to take advantage of industry dynamics favoring consolidation.
     Cost Savings and Revenue Synergies. The potential cost and revenue synergies of such a combination are enormous, and are even more compelling given that a combined entity would retain most of the existing revenues of each party. Taking Schwab, for example, we believe substantial cost synergies would be realized by rationalizing overlapping branch networks, meaningfully reducing compensation expense, consolidating back office functions such as call centers, reducing advertising spending and eliminating the recently announced investments in growth. The potential revenue synergies are also highly compelling given the opportunity to increase TD Ameritrade’s share of investable customer assets from approximately 15% to Schwab’s

40-50% level, much higher than the Company could hope to achieve organically given its significantly narrower product set and inferior ability to offer investment advice. We believe that the total synergies from this combination could amount to $800 million to $1 billion in the medium-term, dwarfing the one-time investment required to integrate the two companies’ platforms.
     A strategic combination with E*Trade offers similarly compelling benefits. We estimate annual cost savings of $450-$500 million from combining assets onto one platform and cutting duplicative costs, far in excess of the potential upfront cost of integrating E*Trade’s international and multi-currency functionality as well as cross-selling capabilities should TD Ameritrade’s platform be selected. We also estimate that the annual revenue synergies from such a combination exceed $100 million given the opportunity to internalize trades through E*Trade’s in-house market maker, cross-sell E*’Trade’s offerings including cash products to accumulate greater wallet share of customer assets and potentially optimize TD Ameritrade’s balance sheet. While Mr. Clark has communicated to us that the Board is unanimous in its opposition to a combination with E*Trade, given investor and analyst views of the benefits of such a transaction we can only conclude that Toronto-Dominion’s self-serving strategic views have distorted the Board’s analysis.
     Strategic Benefits. There are also compelling strategic rationales for such a combination. A combination with Schwab, for example, could offer tremendous potential strategic benefits. While TD Ameritrade has long sought to expand its presence in the core mass affluent long-term investor market, as did TD Waterhouse and Ameritrade separately prior to their combination, its modest track record of organic growth in qualified accounts and assets, narrow product set and unproven ability to offer investment advice gives little indication that it will be successful in doing so. A strategic combination with Schwab, which dominates this market, would solve this problem immediately and provide growth well in excess of that which could possibly be achieved by TD Ameritrade alone, as even Mr. Clark has acknowledged to JANA.
     Likewise, combining with E*Trade would provide greater customer lifetime value given the younger average age of E*Trade’s customers and the option to enter international markets, while also allowing TD Ameritrade to obtain a greater share of its customers’ assets and liabilities through E*Trade’s bank. Moreover, while E*Trade has historically traded at lower multiples than TD Ameritrade, we believe that such a combination would not have a negative multiple impact. The multiples placed on TD Ameritrade’s and E*Trade’s earnings have recently begun to converge (factoring out the recent rise in the Company’s stock price attributable to our purchases and takeover speculation) because the percentage of TD Ameritrade’s earnings derived from interest rate spreads or assets now largely equals that of E*Trade and because E*Trade assumes only modest credit risk while presenting the opportunity to offset any multiple discount with greater risk adjusted spreads and thus higher earnings as internally manufactured assets grow.

     Industry Dynamics Favoring Consolidation. Consolidation has historically created tremendous value in the discount brokerage sector, and we expect this to be even more true in the future given increased competitive pressures. An industry trending towards $0 commissions will favor increased market share, cost-cutting and increased asset-based revenue opportunities. Moreover, TD Ameritrade’s inability to deliver organic growth comparable to the value it has created through acquisitions during an extended bull market underscores the need for a strategic combination. While the current environment enables a strategic combination given the interest level and complementary business models of TD Ameritrade’s competitors, there is no guarantee this will be true in the future. Put another way, the risks of not pursuing a strategic combination and being left out of industry consolidation are too great to ignore. Particularly now that the Company has effectively completed its conversion of TD Waterhouse’s clients to its platform, there is no excuse for further delay.
     Simply put, we believe that Mr. Clark and Toronto-Dominion’s other directors are in an untenable position given that Toronto-Dominion’s strategic interests conflict with the best interests of a majority of TD Ameritrade shareholders. We believe the only solution is for these directors to either step aside and let the Board vigorously pursue a strategic combination, or for Toronto-Dominion to purchase the outstanding equity in the Company. Doing neither and continuing to allow Toronto-Dominion’s interests to stand in the way of maximum value would represent a serious breach of fiduciary duty on the part of Toronto-Dominion’s directors for which we would not hesitate to hold each director personally liable, if necessary. Moreover, directors who stand by passively while this occurs are just as culpable as those who may be doing Toronto-Dominion’s bidding.
     We believe, therefore, that the Board must rid itself of potential conflicts in this matter by immediately and publicly creating a special independent committee (or acting through the Company’s Outside Independent Directors Committee or Committee of Non-TD Directors) to oversee the pursuit of a strategic combination, free of any onerous or self-serving conditions set by Toronto-Dominion, and issuing a directive prohibiting Mr. Clark and the other Toronto-Dominion directors from participating in these discussions. We believe it is beyond question that if the Board acts solely in the best interest of all of TD Ameritrade’s shareholders, not just Toronto-Dominion, it will ultimately pursue and recommend a strategic combination to shareholders. Should Toronto-Dominion wish to avoid this result, it may either vote against such a transaction and hope that a sufficient number of shareholders do the same, or it can offer to buy out the remaining public shareholders for full and fair value.
     While we have sent this letter privately in the hopes of reaching a prompt resolution to this matter, should the Board fail to promptly task a special committee, free of Toronto-Dominion’s influence, with openly pursuing a strategic combination delivering the benefits described above, we will have no alternative but to resort to other steps we consider appropriate, including if necessary speaking out publicly. You may reach Barry Rosenstein at (415) xxx-xxxx or Steven A. Cohen at (203) xxx-xxxx should you wish to discuss this matter further.

Sincerely,

/s/ Barry Rosenstein	/s/ Steven A. Cohen
Barry Rosenstein	Steven A. Cohen
JANA Partners LLC	S. A. C. Capital Advisors, LLC
Managing Partner	Chief Executive Officer

cc:

W. Edmund Clark
Marshall A. Cohen
Daniel W. Cook III
William H. Hatanaka
Mark L. Mitchell
Wilbur J. Prezzano
Robert. T. Slezak
Allan R. Tessler
Fredric J. Tomczyk
Thomas S. Ricketts